Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BANCORPSOUTH, INC.

Pursuant to the provisions of Section 79-4-10.07 of the Mississippi Business Corporation Act, BancorpSouth, Inc., a corporation organized and existing under the laws of the State of Mississippi, hereby restates and amends its Articles of Incorporation as follows:

1. Name. The name of the corporation is BancorpSouth, Inc. (the “Corporation”).

2. Period of Existence. The duration of the Corporation is perpetual.

3. Registered Office; Registered Agent. The street address of the registered office of the Corporation is One Mississippi Plaza, Tupelo, Mississippi 38801. The name of the Corporation’s registered agent at this address is Charles J. Pignuolo.

4. Purposes. The purpose of the Corporation is to engage in the business of a bank holding company as defined in the Federal Bank Holding Company Act of 1956, as amended, or any successor statute, to do all acts and engage in all activities now, or as hereafter may be, permitted to be done by such a company, and to engage in any business activity or exercise any power as permitted by law.

5. Authorized Capital. The aggregate number of shares of capital stock the Corporation is authorized to issue is (i) five hundred million (500,000,000) shares of common stock, all one class having a par value of $2.50 per share (the “Common Stock”), and (ii) five hundred million (500,000,000) shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).

Each share of the Common Stock shall be entitled to one vote on all matters requiring a vote of the shareholders. Subject to any preferences and rights of any holders of any other class of stock, holders of the Common Stock shall have the right to receive such dividends as may be declared from time to time by the Corporation’s Board of Directors and, upon any liquidation or dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

Shares of the Preferred Stock may be issued from time to time in one or more classes or series by the Corporation’s Board of Directors. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to amend these Restated Articles of Incorporation to establish and designate classes or series of the Preferred Stock, to fix the number of shares constituting each class or series, and to fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each class or series and the variations in the relative powers, rights, preferences and limitations as between or among classes or series, and to increase and to decrease the number of shares constituting each class or series. The authority of the Board of Directors with respect to any class or series shall include, but shall not be limited to, the authority to fix and determine the following:

(a) The number of shares constituting that class or series and the distinctive designation of that class or series;

(b) The increase and the decrease, to a number not less than the number of the outstanding shares of such class or series, of the number of shares constituting such class or series as theretofore fixed;

(c) The rate or rates and the time at which dividends on the shares of such class or series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

(d) Whether or not the shares of such class or series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the manner of selecting shares of such class or series for redemption, if less than all shares are to be redeemed, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

(e) The amount payable on the shares of such class or series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (e), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other entity or entities or a sale, lease or conveyance of all or a part of the assets of the Corporation;

(f) Whether or not the shares of such class or series shall have voting rights and the terms and conditions thereof;

(g) Whether or not a sinking fund or purchase fund shall be provided for the redemption or purchase of the shares of such class or series, and if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

(h) Whether or not the shares of such class or series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to, any provision for the adjustment of the conversion rate or the conversion price; and

(i) Any other powers, preferences and relative participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article 5 or the limitations provided by applicable law.

6. Board of Directors. (a) The Board of Directors of the Corporation shall consist of such number of members not less than nine (9) nor more than fifteen (15), the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors. The Board of Directors shall be divided into three (3) classes of as nearly equal size as possible. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting after their election or until their earlier retirement from the Board. If a vacancy occurs on the Board of Directors for any reason, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy, provided that the Board of Directors may elect instead to (i) not fill the vacancy or (ii) to have the vacancy filled by vote of the shareholders at any regular or special meeting of the shareholders. A vote of at least eighty percent (80%) of the outstanding voting stock of the Corporation is required to increase the maximum number of the members of the Board of Directors if the Board of Directors does not recommend an increase in the maximum number of members of the Board. Shareholders shall have no right to cumulate their votes in the election of directors.

7. Removal of Directors. A director of the Corporation may be removed for cause by the affirmative vote of a majority of the entire Board of Directors of the Corporation or by the affirmative vote of the holders of not less than a majority of the voting stock of the Corporation. Shareholders also may remove a director of the Corporation without cause by the affirmative vote of the holders of not less than sixty-seven (67%) of the outstanding voting stock of the Corporation. For the purposes of this provision, “cause” means final conviction of a felony, unsound mind, adjudication of bankruptcy, nonacceptance of office or conduct prejudicial to the interests of the Corporation.

8. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take action, as a director, except for liability for:

(i) the amount of a financial benefit received by a director to which he is not entitled;

(ii) an intentional infliction of harm on the Corporation or the shareholders;

(iii) a violation of Section 79-4-8.33 of the Mississippi Business Corporation Act (the “Act”); or

(iv) an intentional violation of criminal law.

If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the provisions of this Article 8 by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

9. Indemnification. (a) The Corporation shall indemnify, and upon request shall advance expenses prior to final disposition of a proceeding to, any person (or the estate or personal representative of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding: (a) to the full extent permitted by Section 79-4-8.51 of the Act, and (b) despite the fact that such person has not met the standard of conduct set forth in Section 79-4-8.51(a) of the Act or would be disqualified for indemnification under Section 79-4-8.51(d) of the Act, if a determination is made by a person or persons enumerated in Section 79-4-8.55(b) of the Act that (i) the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (ii) the acts or omissions of the officer, employee or agent did not constitute gross negligence or willful misconduct. A request for reimbursement or advancement of expenses prior to final disposition of the proceeding need not be accompanied by the affirmation required by Section 79-4-8.53(a)(1) of the Act, but the remaining provisions of Section 79-4-8.53 of the Act shall be applicable to any such request. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her.

(b) The rights to indemnification and advancement of expenses set forth in Subsection (a) of this Article 9 are intended to be greater than those which are otherwise provided for in the Act, are contractual between the Corporation and the person being indemnified, and the heirs, executors and administrators of such person, and in this respect are mandatory, notwithstanding a person’s failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time. The rights to indemnification and advancement of expenses set forth in Subsection (a) of this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled or granted by law, these Articles of Incorporation, the bylaws, a resolution of the Board of Directors, vote of the shareholders of the Corporation, or an agreement with the Corporation, which means of indemnification and advancement of expenses are hereby specifically authorized. Any repeal or modification of the provisions of this Article 9 shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification. If an amendment to the Act hereafter limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Article 9 which occur subsequent to the effective date of such amendment.

(c) If this Article 9 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent of the Corporation as to any liability incurred or other amounts paid in with respect to any proceeding, including, without limitation, a grand jury proceeding and any proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article 9 that shall not have been invalidated, by the Act, or by any other applicable law. Unless the context otherwise requires, terms used in this Article 9 shall have the meanings given in Section 79-4-8.50 of the Act.

10. Special Meetings of Shareholders. Special meetings of the shareholders may be called by the Chief Executive Officer or the Secretary, or by the holders of not less than twenty (20%) of all the shares entitled to vote at such meeting. A majority of the shares entitled to vote shall constitute a quorum for the transaction of any business at a special shareholders’ meeting.

11. Approval of Certain Transactions. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required in the event that the Board of Directors of the Corporation does not recommend to the shareholders of the Corporation a vote in favor of (a) a merger or consolidation of the Corporation with, or (b) a sale, exchange or lease of all or substantially all of the assets of the Corporation to, any person or entity. For purposes of this provision or for purposes of Article 11, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of twenty five percent (25%) or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article 11.

12. Transactions with Certain Shareholders. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of all voting stock of the Corporation and the affirmative vote of the holders of not less than sixty-seven (67%) of the outstanding shares of voting stock held by shareholders other than a Controlling Party, as defined below, shall be required for the approval or authorization of any merger, consolidation, sale, exchange of lease of all or substantially all of the assets of the Corporation if such transaction involves any shareholders owning or controlling 20% or more of the Corporation’s voting stock at the time of the proposed transaction (“Controlling Party”); provided, however, that these voting requirements shall not be applicable in such transactions in which (a) the cash or fair market value of the property, securities or other consideration to be received (which includes Common Stock of this Corporation retained by its existing shareholders in such a transaction in which the Corporation is the surviving entity) per share by holder of Common Stock of the Corporation in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions), paid by the Controlling Party in the acquisition of any of its holdings of the Corporation’s Common Stock in the three (3) years preceding the announcement of the proposed transaction or (b) the transaction is approved by a majority of the entire Board of Directors.

The requirements of this Article 12 are in addition to, and separate from any consent or approval that may be required by these Articles of Incorporation to authorize any merger, consolidation, or sale, exchange or lease of all or substantially all of the assets of the Corporation. The affirmative vote of not less than eighty percent (80%) of the outstanding voting stock is required to amend or repeal this Article 12.

13. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the state or federal court of general jurisdiction in Lee County, Mississippi, the county where the Corporation maintains its principal office, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the

Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Mississippi Business Corporation Act, these Articles or the Bylaws of the Corporation or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein.

Dated: April 27, 2016	BancorpSouth, Inc.

	By:	/s/ James D. Rollins III

James D. Rollins III
Chairman and Chief Executive Officer

ATTEST:

/s/ Cathy S. Freeman

Cathy S. Freeman
Senior Executive Vice President and Chief Administrative Officer